As filed with the Securities and Exchange Commission on July 14, 2026

Registration No. 333-266018

Registration No. 333-260033

Registration No. 333-275607

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-266018

Form S-8 Registration Statement No. 333-260033

Form S-8 Registration Statement No. 333-275607

UNDER THE SECURITIES ACT OF 1933

EXPRO LTD

(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	98-1929155 (I.R.S. Employer Identification No.)

1311 Broadfield Blvd., Suite 400

Houston, Texas 77084

(Address of Principal Executive Offices, Zip Code)

Expro Group Holdings N.V. Long-Term Incentive Plan

Expro Ltd 2018 Management Incentive Plan

Expro Ltd 2022 Long-Term Incentive Plan

Expro Ltd 2023 Employee Stock Purchase Plan

Restricted Stock Unit Inducement Awards

(Full title of the plans)

John McAlister

General Counsel

Expro Ltd

1311 Broadfield Blvd., Suite 400

Houston, Texas 77084

(713) 463-9776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Tull R. Florey

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

(346) 718-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Expro Ltd, an exempted company incorporated under the laws of the Cayman Islands (“Expro Cayman”), as the successor registrant to Expro Group Holdings N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law (“Expro N.V.”), following the change of Expro N.V.’s corporate domicile from The Netherlands to the Cayman Islands pursuant to a series of transactions resulting in Expro N.V. indirectly merging with and into Expro Cayman, with Expro Cayman continuing as the surviving company, effective as of July 13, 2026 (the “Cayman Merger” and, such series of transactions, the “Redomiciliation”):

•	Registration Statement No. 333-260033 was filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2021 to register (i) 862,252 shares of common stock, par value €0.06 per share, of Expro N.V. (“Expro N.V. Common Stock”), issuable under the Frank’s International N.V. 2013 Long-Term Incentive Plan, which was subsequently assumed and amended and restated by Expro N.V. and renamed the Expro Group Holdings N.V. Long-Term Incentive Plan, (ii) 6,938,742 shares of Expro N.V. Common Stock issuable under the Expro Group Holdings International Limited 2018 Management Incentive Plan, which was subsequently assumed and amended and restated by Expro N.V. and renamed the Expro Group Holdings N.V. 2018 Management Incentive Plan (the “Expro N.V. 2018 MIP”); and (iii) 959,726 shares of Expro N.V. Common Stock underlying restricted stock units granted as inducement awards for employment with Expro N.V. pursuant to NYSE Rule 303A.08;

•	Registration Statement No. 333-266018 was filed with the SEC on July 5, 2022 to register 13,162,760 shares of Expro N.V. Common Stock, issuable under the Expro Group Holdings N.V. 2022 Long-Term Incentive Plan (the “Expro N.V. 2022 LTIP”); and

•	Registration Statement No. 333-275607 was filed with the SEC on November 16, 2023 to register 5,000,000 shares of Expro N.V. Common Stock, issuable under the Expro Group Holdings N.V. 2023 Employee Stock Purchase Plan (the “Expro N.V. 2023 ESPP” and, together with the Expro N.V. 2018 MIP and Expro N.V. 2022 LTIP, the “Assumed Expro N.V. Plans”).

In connection with the Redomiciliation, Expro Cayman has assumed and amended and restated (i) the Expro N.V. 2018 MIP, which in connection therewith was renamed the Expro Ltd 2018 Management Incentive Plan (the “Expro Cayman 2018 MIP”), (ii) the Expro N.V. 2022 LTIP, which in connection therewith was renamed the Expro Ltd 2022 Long-Term Incentive Plan (the “Expro Cayman 2022 LTIP”), and (iii) the Expro N.V. 2023 ESPP, which in connection therewith was renamed the Expro Ltd 2023 Employee Stock Purchase Plan (the “Expro Cayman 2023 ESPP” and, together with the Expro Cayman 2018 MIP and Expro Cayman 2022 LTIP, the “Expro Cayman Plans”) and has assumed Expro N.V.’s obligations with respect to all outstanding awards granted under each of the Assumed Expro N.V. Plans and has amended such awards as necessary to provide for the issuance of Expro Cayman ordinary shares, par value $0.0001 per share (the “Expro Cayman Ordinary Shares”), rather than the Expro N.V. Common Stock thereunder. Each of the Expro Cayman Plans is filed as an exhibit to this Amendment and is hereby incorporated by reference into this Amendment. The Registrant (as defined below) expressly adopts the Registration Statements, as modified by this Amendment (as so modified, the “Registration Statements”), as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statements.

For the purposes of this Amendment and the Registration Statements, (i) as of any time prior to the Redomiciliation, references to the “Registrant” means Expro N.V. and, as of any time after the Redomiciliation, Expro Cayman and (ii) as of any time prior to the Redomiciliation, references to “Common Stock” means Expro N.V. Common Stock and, as of any time after the Redomiciliation, if the context requires, references to “Common Stock” are deleted and replaced with “Ordinary Shares” which means the Expro Cayman Ordinary Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the SEC either as part of the Registration Statements or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in the Registration Statements pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENTS

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Securities Act and pursuant to the Exchange Act, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 19, 2026;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 filed with the SEC on May 5, 2026;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on May 5, 2026, May 14, 2026, June 15, 2026 and July 13, 2026; and

(d)	the description of the Expro Cayman Ordinary Shares contained in the Registrant’s Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 13, 2026, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the applicable Registration Statement which indicates that all securities offered under such Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in such Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, the Registration Statements.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The amended and restated memorandum and articles of association of Expro Cayman (the “Expro Cayman A&R M&A”) provides that, to the fullest extent permitted by law, Expro Cayman shall indemnify each existing or former director (including alternate director), secretary and other officer of Expro Cayman (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)            all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of Expro Cayman’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)            without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning Expro Cayman or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own dishonesty, willful default or fraud.

To the extent permitted by the Companies Act (Revised) of the Cayman Islands, Expro Cayman may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of Expro Cayman in respect of any matter identified pursuant to the foregoing provisions on condition that the director (including alternate director), secretary or officer must repay the amount paid by Expro Cayman to the extent that it is ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Expro N.V. entered into individual indemnification agreements with each of its directors and executive officers, which were succeeded to by the Registrant upon the effectiveness of the Cayman Merger. The agreements provide, to the fullest extent permitted by the Registrant’s charter and applicable law, that the Registrant will indemnify the directors and executive officers against any and all liabilities, claims, judgments, fines, penalties, interest and expenses, including attorneys’ fees, incurred in connection with any expected, threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, involving a director or an executive officer by reason of his or her position as director or officer.

Under the Expro Cayman 2023 ESPP, no members of the committee designated to administer the Expro Cayman 2023 ESPP nor any member of the Expro Cayman board shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of such committee or the board nor for any mistake of judgment made in good faith, and the Registrant shall indemnify and hold harmless each member of such committee and the board and each other employee, officer or director of the Registrant to whom any duty or power relating to the administration or interpretation of the Expro Cayman 2023 ESPP may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any amount paid in settlement of a claim) arising out of any act or failure to act in connection with the Expro Cayman 2023 ESPP unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the board shall be required for the payment of any amount in settlement of a claim against any such person.

Under the Expro Cayman 2022 LTIP, members of the committee designated to administer the Expro Cayman 2022 LTIP and any officer or employee of the Registrant or any of its subsidiaries acting at the direction of or on behalf of such committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Expro Cayman 2022 LTIP and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Under the Expro Cayman 2018 MIP, the Registrant shall indemnify and defend the committee designated to administer the Expro Cayman 2018 MIP to the maximum extent permitted by law for all actions taken on behalf of the Registrant or its related affiliates with respect to the Expro Cayman 2018 MIP.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 13, 2026).

5.1*	Opinion of Ogier (Cayman) LLP.

23.1*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	Expro Ltd 2022 Long-Term Incentive Plan.

99.2*	Expro Ltd 2023 Employee Stock Purchase Plan.

99.3*	Expro Ltd 2018 Management Incentive Plan.

*         Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 14, 2026.

expro ltd

By:	/s/ Michael Jardon
Name:	Michael Jardon
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Michael Jardon, Sergio L. Maiworm Jr., John McAlister and Josh Hancock, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign this Post-Effective Amendment to the Registration Statements and any and all other amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Amendment has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Michael Jardon	President and Chief Executive Officer and Director	July 14, 2026
Michael Jardon	(Principal Executive Officer)

/s/ Sergio L. Maiworm Jr.	Chief Financial Officer	July 14, 2026
Sergio L. Maiworm Jr.	(Principal Financial Officer)

/s/ Michael Bentham	Principal Accounting Officer	July 14, 2026
Michael Bentham	(Principal Accounting Officer)

/s/ Robert W. Drummond	Chairman of the Board	July 14, 2026
Robert W. Drummond

/s/ Eitan Arbeter	Director	July 14, 2026
Eitan Arbeter

/s/ Lisa L. Troe	Director	July 14, 2026
Lisa L. Troe

/s/ Brian Truelove	Director	July 14, 2026
Brian Truelove

/s/ Frances M. Vallejo	Director	July 14, 2026
Frances M. Vallejo

/s/ Eileen G. Whelley	Director	July 14, 2026
Eileen G. Whelley